CHARTER NATIONAL LIFE INSURANCE COMPANY
               8301 MARYLAND AVENUE o SAINT LOUIS, MISSOURI 63105

                           FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICY
          The Amount or Duration of the Death Benefit May Be Fixed or
                      Variable Under Specified Conditions.
                 Cash Values May Increase or Decrease Daily in
            Accordance With the Experience of the Separate Account.
              Cash Values Are Not Guaranteed as to Dollar Amounts.
                                 Loan Provision
                                Nonparticipating

If the insured dies while this Policy is in force, We will pay at least the Minimum Death Benefit less indebtedness to the Beneficiary. The method for determining the variable amount of Death Benefit can be found under the Payment of Claims Benefit provision.

Ten-Day Right To Examine Policy - The Owner may receive a full refund of all premium(s) paid by returning this Policy to Us or to our Agent for any reason within ten days from the date it is delivered. The Policy will be void as of the Effective Date.

Signed  for  the  Company  in  St.  Louis,  Missouri,  on  the  Effective  Date.



               /S/                          /S/
               Secretary                    President

    This is a Legal Contract Between You and Us. Read Your Policy Carefully.

                              BENEFITS AND PREMIUM

FLEXIBLE PREMIUM VARIABLE LIFE


INITIAL DEATH BENEFIT                              $68,177

INITIAL PREMIUM                                 $15,000.00

GUIDELINE SINGLE PREMIUM                        $15,000.00

SEPARATE ACCOUNT - CHARTER NATIONAL VARIABLE ACCOUNT

ALLOCATION OF INITIAL NET PREMIUM TO SUBACCOUNTS

MONEY MARKET                              100.00%               MANAGED INTERNATIONAL               0.00%
MANAGED BOND                                0.00%               MANAGED NATURAL RESOURCES           0.00%
MANAGED CAPITAL GROWTH                      0.00%               MANAGED ZERO COUPON 1990            0.00%
MANAGED DIVERSIFIED                         0.00%               MANAGED ZERO COUPON 2010            0.00%



                                                   INSURANCE SCHEDULE

INITIAL DEATH BENEFIT               $68,177               INSURED                    JOHN J. DOE

POLICY DATE                    NOV 05, 1993               AGE AT ISSUE                  39

POLICY NUMBER                        000000               SEX                           MALE



                               TABLE OF CONTENTS

                                                                      Page
Summary                                                                 5
Definitions                                                           6-7
Premiums                                                              8-9
The Variable Account                                                   10
Cash Value                                                             12
Charges                                                             13-14
General Provisions                                                  15-18
Ownership                                                              19
Loans                                                                  20
Beneficiary Provisions                                                 21
Payment of Claim Benefits                                           22-24
Basis of Calculation                                                   25
Calculation of Accumulated Value                                    26-27

                                     INDEX

Accounting Procedure                                                   27
Accumulated Value                                                      12
Additional Death Benefit Factor                                        24
Allocation of Additional Premiums                                     8-9
Allocation of Initial Net Premium                                       8
Allocation of Net Premium(s)                                            8
Assignment                                                             15
Beneficiary Designation                                                21
Cash Surrender                                                         12
Change in Subaccounts                                                  10
Change of Beneficiary                                                  21
Change of Investment Policy                                            11
Change of Owner and Contingent Owner                                   19
Changes to the Policy                                                  15
Contract, The                                                          15
Cost of Insurance                                                      13
Death Benefit Amount                                                   22
Death Benefit Factor                                                   23
Effective Date                                                         15
General Account Calculations                                           25
Grace Period                                                           17
How Accumulated Value is Calculated                                    26
Incontestability                                                       16
Interest on Loans                                                      20
Loan Allocation                                                        20
Loan Repayment                                                         20
Minimum Death Benefit                                                  22
Misstatements                                                          16
Mortality and Expense Risk Charge                                      13
Payment of Benefit                                                     22
Policy Administration Charge                                           13
Policy Date                                                            15
Policy Termination                                                     16
Premium Tax                                                            13
Proof of Death                                                         22
Protection of Death Benefit                                            21
Reinstatement                                                          17
Reports to Owners                                                      19
Reserves and Cash Values                                               25
Right to Defer Payment                                                 18
Rights of Owner                                                        19
Rights Reserved by the Company                                         11
Simultaneous Death                                                     21
Subaccounts                                                            10
Suicide Exclusion                                                      16
Surrender Charge                                                       12
Table of Standard Monthly Mortality Charges                            14
Taxes                                                                  13
Transfer Option                                                        10
Variable Account                                                       10
Variable Account Calculations                                          25
Variable Death Benefit                                                 22

                                    SUMMARY

This is a flexible premium variable life insurance policy. It provides life insurance payable to the Beneficiary in the event of the Insured's death. The initial premium for this Policy is shown on Page 2. The Owner may make additional premium payments as described in the Additional Premium provision.

The Cash Value of this Policy will vary according to how You allocate the net premium(s). The net premium(s) may be allocated to one or more subaccount(s) of the Variable Account. Each subaccount invests its assets in one of a series of registered investment company funds. The amount of your Cash Value will not be guaranteed and will vary with the investment performance of the subaccount(s) elected.

The Death Benefit on the Effective Date is the Initial Death Benefit shown on Page 2. The Death Benefit thereafter is determined as described in the Payment of Claim Benefits provision.

This is a brief description of the provisions of this Policy. They are fully described on the remaining pages of the Policy.

                                  DEFINITIONS

ACCUMULATED VALUE           is the total of the value of the amounts in the subaccount(s)
                            (and the General Account if there is a Policy loan) for this Policy as of any
                            Valuation Date.

AGE                         means the age of the Insured on his birthday nearest to the Policy Date.

BENEFICIARY                 is the person named in the Application or by later designation to receive the Net Death Benefit in the event of the Insured's death.

CASH VALUE                  means the Accumulated Value less surrender charge(s).

GUIDELINE SINGLE            is the amount shown on Page 2.
PREMIUM

INDEBTEDNESS                is the loan balance including accrued interest.

INITIAL DEATH BENEFIT       is the amount shown on Page 2.

INSURED, YOU, YOUR          is the person named as the Insured on Page 2 and whose death is the contingency upon which this life insurance is payable.

INSURER, WE, US, OUR,       means Charter National Life Insurance Company.
THE COMPANY

LAPSE                       means termination of the Policy, subject to the Grace Period provision of this Policy.

LOAN VALUE                  is the 90% of the Cash Value.

NET CASH VALUE              is the Cash Value of this Policy less any indebtedness.

NET DEATH BENEFIT           is the Death Benefit less indebtedness.

NET PREMIUM                 is equal to the premium less premium taxes.

NONPARTICIPATING            means this Policy does not share in the profits or surplus of the Company, and no dividends are payable.

POLICY OWNER, OWNER         is the Insured unless otherwise stated.

POLICY YEAR, MONTH,         shall be measured from the Policy Date.
AND ANNIVERSARY


REINSTATE                   means to restore coverage after the Policy has lapsed.

VALUATION DATE              is each day on which valuation of the subaccount(s) is required by applicable law and currently includes each day the New York Stock Exchange is open for trading.

VALUATION PERIOD            is the period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

VARIABLE ACCOUNT            is  the  separate  account of Charter National Life Insurance
                            Company  as  shown  on  Page  2.

                                    PREMIUMS

ALLOCATION OF NET PREMIUM(S)

You determine the allocation of each net premium among the subaccounts of the Variable Account. You may allocate the net premium(s) as follows:

     a)   The minimum allocation to any subaccount is 1%.

     b)   All allocation must be in whole percents which add up to 100%.

ALLOCATION OF INITIAL NET PREMIUM

The net premium will be placed in the Money Market subaccount as of the Effective Date of the Policy. The resulting Accumulated Value will be allocated in the same ratio You elected in the Application for this Policy on the later of:

     a) 10 days from the date of delivery as indicated on the signed delivery receipt or

     b)   the date We receive the receipt.

ALLOCATION OF ADDITIONAL PREMIUMS

Once each Policy Year prior to the Insured's attained age 70, the Owner may make an additional premium payment. The minimum amount of additional premium We will accept will be $2,000. Such additional payments will be for the same underwriting class as the Policy was originally issued.

The first $5,000 of additional premium in a Policy Year will be accepted without evidence of insurability of the Insured. On the date the premium is received, the net premium will be placed in the subaccount(s) in the same ratio as the previous net premium, unless otherwise requested.

Any amount submitted in excess of $5,000 in a Policy Year will be an underwritten premium. We reserve the right to request evidence of insurability and to decline any underwritten premium. If We request evidence, the net premium for the underwritten premium will be placed in the Money Market subaccount on the date received. After completion of underwriting:

     a) if We approve coverage, the value in the Money Market subaccount of the net premium for the underwritten premium will be placed in the subaccount(s) in the same ratio as the previous net premium, unless otherwise requested;

     b) if We decline coverage, the value in the Money Market subaccount of the net premium for the underwritten premium, plus premium tax, will be returned to the Owner.

Unless You indicate otherwise, any additional amount You send us will be applied first to any outstanding indebtedness. If no loan was made or all indebtedness has been repaid, any such amount received will be applied as additional premium.

                              THE VARIABLE ACCOUNT

VARIABLE ACCOUNT

The Variable Account is a separate investment account established by Us in accordance with Missouri law. The assets of this account are owned by Us and will be used to provide values and benefits under this and similar policies and annuities. The Variable Account is not charged with liabilities arising out of any other business that We may conduct.

SUBACCOUNTS

The Variable Account consists of subaccounts, each of which is invested in shares of a designated registered investment company fund. Shares are purchased at their net asset value.

Each distribution of income, dividends, and capital gains from a fund will be reinvested at net asset value in shares of the fund.

The values and benefits of your Policy depend on the investment performance of the subaccount(s) You elect. You bear the investment risk for amounts applied to the subaccount(s). We do not guarantee the investment performance.

TRANSFER OPTION

You may transfer all or a portion of the Policy's value from one subaccount to another subaccount. All transfers made at the same time will be treated as one request. We may deduct a charge for third and subsequent transfer requests in any Policy Year. The charge will be a $10.00 deduction from each subaccount from which amounts are transferred.

CHANGE IN SUBACCOUNTS

We can add, remove, or combine subaccounts as permitted by law. When a subaccount is removed, We have the right to substitute a different subaccount.

We can also add, remove, or substitute subaccount investments as permitted by law.

We will notify You in advance of liquidation of a subaccount in which any of your Policy values are invested. We will ask You to tell Us how these funds should be reallocated. In the absence of instructions from You, We will transfer the amount in the liquidated subaccount to the Money Market subaccount.

RIGHTS RESERVED BY THE COMPANY

We reserve the right to take certain actions subject to compliance with law and, if required, approval of the Policy Owner. These actions are:

     a)   to create new separate investment accounts;

     b)   to combine or substitute separate investment accounts;

     c) to transfer all or part of the assets of the Variable Account to another separate investment account;

     d) to operate the Variable Account as a management investment company and to charge investment advisory fees under the Investment Company
          Act  of  1940  or  in  any  other  form  permitted  by  law;

     e) to deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required.

CHANGE OF INVESTMENT POLICY

The investment policy of the Variable Account will not be changed unless:

     a) the change has been approved by the Director of Insurance of the State of Missouri, and

     b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered.

                                   CASH VALUE

ACCUMULATED VALUE

The Accumulated Value is the total of the value of the amounts in the subaccount(s) (and the General Account if there is a Policy loan) for this Policy as of any Valuation Date. The amount of Accumulated Value depends on the amount of the premium(s), all charges, any transfers, and Policy loans. The Accumulated Value may increase or decrease on a daily basis, depending on the investment performance of the elected subaccount(s) and interest credited in the General Account.

SURRENDER CHARGE

Upon surrender, We will determine the Cash Value by deducting any applicable surrender charge(s) from the Accumulated Value. The amount of the surrender charge(s) will be a percentage of the initial premium and a percentage of each additional premium. For each premium:

     a)   During the first year, the charge is 8%.

     b) The charge decreases by 1% on each of the next eight Policy Anniversaries following the premium payment.

     c)   Thereafter, there is no surrender charge.

The Surrender Charge shall not exceed the maximum amount allowable in the state in which the Policy is delivered.

CASH SURRENDER

The Owner may, by written request, surrender this Policy at any time while the Insured is alive. We will pay the Cash Value of this Policy less any indebtedness.

                                    CHARGES

PREMIUM TAX

If any premium tax is payable by Us on premium(s) paid for this Policy, the tax will be deducted from each premium.

POLICY ADMINISTRATION CHARGE

There will be a Policy Administration Charge deducted from the subaccount(s) and the General Account on a daily basis. The maximum charge is .0011030% of the Policy's value in each subaccount and the General Account per day.

MORTALITY AND EXPENSE RISK CHARGE

There will be a Mortality and Expense Risk Charge deducted from the subaccount(s) and the General Account on a daily basis. The maximum charge is ..0024819% of the Policy's value in each subaccount and the General Account per day.

TAXES

If at any time We incur any tax liability resulting from the assets held by the Variable Account, We may charge the Variable Account for the tax.

COST OF INSURANCE

The Cost of Insurance is deducted from the Policy's value in the subaccount(s) on the first day of each Policy Month. It is deducted from the subaccount(s) in proportion to values. The Cost of Insurance is based on the Net Amount at Risk for each Policy Month.

To calculate the Net Amount at Risk:

     1) Divide the Death Benefit at the beginning of the Policy Month by 1.0040741; then from that amount

     2)   Subtract the Accumulated Value at the beginning of the Policy Month.

The resulting figure is the Net Amount at Risk.

The Cost of Insurance for a Policy Month is the Net Amount at Risk multiplied by the monthly mortality charge. The Table of Monthly Mortality Charges on the following page is for Insureds in a standard underwriting class. Mortality charges for other classes are a multiple of the charges on the following page and will be supplied by Us upon request.

                                      TABLE OF STANDARD MONTHLY MORTALITY CHARGES
                                             Per: $1,000 Net Amount at Risk


Att                                        Att                                        Att
Aqe          Male          Female          Age          Male          Female          Aqe          Male          Female


0          0.34261        0.23676          34          0.16685      0.13094           67          2.57940      1.46553
1          0.08755        0.07201          35          0.17603      0.13846           68          2.81673      1.58623
2          0.08100        0.06710          36          0.18689      0.14681           69          3.07475      1.71479
3          0.08018        0.06464          37          0.20026      0.15766           70          3.36496      1.86491
4          0.07772        0.06300          38          0.21530      0.16935           71          3.69560      2.04698
5          0.07363        0.06218          39          0.23285      0.18439           72          4.07684      2.27238
6          0.07035        0.05973          40          0.25208      0.20110           73          4.51651      2.55183
7          0.06544        0.05973          41          0.27466      0.22032           74          5.00848      2.88159
8          0.06216        0.05727          42          0.29724      0.24038           75          5.54298      3.25361

9          0.06052        0.05727          43          0.32318      0.25877           76          6.11458      3.66763
10         0.05970        0.05563          44          0.34996      0.27717           77          6.71133      4.11200
11         0.06297        0.05563          45          0.38010      0.29724           78          7.32921      4.58812
12         0.06951        0.05808          46          0.41110      0.31732           79          7.98624      5.11170
13         0.08096        0.06135          47          0.44462      0.33741           80          8.70949      5.70433
14         0.09405        0.06462          48          0.47983      0.36084           81          9.52151      6.39110
15         0.11091        0.07170          49          0.51925      0.38597           82         10.44601      7.19097
16         0.12594        0.07361          50          0.56121      0.41445           83         11.50434      8.12590

17         0.13929        0.07921          51          0.61075      0.44378           84         12.67243      9.17447
18         0.14848        0.08171          52          0.66621      0.47647           85         13.92808     10.33734
19         0.15516        0.08505          53          0.72928      0.51338           86         15.25094     11.60303
20         0.15850        0.08755          54          0.80082      0.55281           87         16.62860     12.74445
21         0.15933        0.08838          55          0.87748      0.59395           88         17.93377     14.07745
22         0.15766        0.09172          56          0.96098      0.63427           89         19.03926     15.29260
23         0.15516        0.09256          57          1.04794      0.67293           90         20.14507     16.70577
24         0.15182        0.09589          58          1.14092      0.70909           91         21.26730     18.21801

25         0.14764        0.09673          59          1.24078      0.74947           92         22.44562     19.87171
26         0.14430        0.10007          60          1.35180      0.79324           93         23.96798     21.74621
27         0.14263        0.10090          61          1.47573      0.84799           94         25.93254     24.05093
28         0.14180        0.10507          62          1.61601      0.91880           95         28.84633     27.54662
29         0.14263        0.10841          63          1.77532      1.00824           96         34.13737     33.17402
30         0.14430        0.11175          64          1.95290      1.11132           97         44.42567     43.76981
31         0.14848        0.11592          65          2.14803      1.22554           98         69.54713     69.14814
32         0.15265        0.12009          66          2.35654      1.34417           99         00.00000     00.00000
33         0.15933        0.12427

Cost of Insurance rates are based on age, sex, and underwriting class. The rates vary annually.

                               GENERAL PROVISIONS

THE CONTRACT

We have issued this Policy in consideration of the Application and payment of the initial premium. The Policy with the Application attached makes the entire Contract. No statement made by You or on your behalf shall be used in defense of a claim under the Policy unless it is contained in the written Application. All statements made by the Insured or contained in the Application shall, in the absence of fraud or misrepresentation, be deemed representations and not warranties.

CHANGES TO THE POLICY

The Policy may be changed in writing by mutual agreement between the Owner and the Company. Only our President, a Vice President, our Secretary, or an Assistant Secretary is authorized to change or waive the terms of the Policy.

EFFECTIVE DATE

The Effective Date will be the date the full initial premium and completed Application have been received at our Home Office. The Owner may request a premium receipt signed by our President, a Vice President, our Secretary, or an Assistant Secretary. No coverage will take effect if the check or draft for the premium is not honored on first presentation for payment. The coverage will commence as of the Effective Date if all Home Office requirements have been met and the Policy is delivered to the Owner. If a conditional receipt was issued on the date of application, the coverage will be effective as provided in that receipt.

POLICY DATE

The Policy Date will be used to determine Policy Months, Policy Anniversaries, Policy Years, and age of the Insured. It will be the same as the Effective Date unless the initial premium is received on the 29th, 30th or 31st of the month, in which case the Policy Date will be the 1st of the following month.

ASSIGNMENT

This Policy may be assigned. We are not responsible for the adequacy of any assignment. When an assignment is filed with and recorded by Us at our Home Office, the Owner's rights and those of the Beneficiary will be subject to it.

MISSTATEMENTS

If the Insured's age or sex has been misstated on the Application, We will recalculate the Death Benefit and Accumulated Value and use the appropriate mortality charges which the premium(s) paid would have established had the Insured's age or sex been correctly stated.

INCONTESTABILITY

We will not contest this Policy after it has been in force during the Insured's lifetime for two years from the Policy Date. If this Policy is delivered to an Owner in South Carolina, We will not contest this Policy after two years from the Policy Date.

If the Owner makes an underwritten premium payment in accordance with the Additional Premium provision, the above paragraph will apply to any resulting additional Death Benefit as of the date the additional underwritten payment was received.

SUICIDE EXCLUSION

If the Insured dies by suicide, while sane or insane, within two years of the Policy Date (or within one year for a Policy delivered to an Owner in Colorado or North Dakota), the amount payable will be limited to the greater of a return of the premium that was paid or the Cash Value, less any indebtedness. Suicide is no defense to payment of life insurance benefits under this Policy where the Policy is issued to a Missouri citizen, unless We can prove that the Insured intended suicide when the Owner applied for the Policy.

If the Owner makes an underwritten premium payment in accordance with the Additional Premium provision, the above paragraph will apply to any resulting additional Death Benefit as of the date the additional underwritten payment was received.

POLICY TERMINATION

This Policy terminates at the Policy Anniversary nearest the Insured's age 100. Upon termination We will pay to the Owner the Net Cash Value of this Policy.
This Policy may terminate without value prior to age 100 depending upon the investment performance of the subaccount(s).

GRACE PERIOD

We will notify the Owner if the next monthly charge for Cost of Insurance or any loans will cause the Net Cash Value of this Policy to drop to zero. Such notice will be sent to the last known address of the Owner or assignee of record, if any. The Owner will have a 61-day grace period from the mailing date of such notice to make a premium payment or partial loan repayment to keep this Policy in force.

The minimum amount of premium payment or partial loan repayment that can be made will be equal to three times the current Cost of Insurance charge. The maximum amount of premium payable will be equal to twelve times the current Cost of Insurance charge. On the date received, the net premium will be placed in the subaccount(s) in the same ratio as the prior net premium, unless otherwise requested.

If sufficient payment is not made within the grace period, all coverage will terminate at the end of the grace period. The Net Death Benefit payable during the grace period will be the Death Benefit in effect immediately prior to the grace period less any indebtedness.

REINSTATEMENT

If this Policy lapses, it may be reinstated unless it has been fully surrendered. The reinstatement will be subject to the following conditions:

     a) The request for reinstatement must be made in writing within five years after the date of lapse.

     b) The Insured must continue to be insurable by our standards in the same underwriting class. We may request evidence of insurability.

     c) Any unpaid charges or indebtedness which existed at the time of lapse must be paid or restored with interest at the rate of 6% per year compounded annually.

The Policy is not eligible for subaccount investment experience between the date of lapse and the date of reinstatement.

RIGHT TO DEFER PAYMENT

Ordinarily We will pay any amount payable as a result of surrender or Policy loan within seven days after We receive a written request in a form satisfactory to Us. Also, We will ordinarily pay any Net Death Benefit within seven days after We receive all documents for such a payment.

Payment of Net Cash Value, loans, or any Variable Death Benefit in excess of the Minimum Death Benefit may be deferred:

     a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or

     b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

     c) for up to six months from receipt of proof of death or receipt of request, if based on Policy values not dependent on the investment performance of a separate account;


Transfers may also be deferred for the same reasons as given above.

If a recent check or draft has been submitted to Us on this Policy, We have a right to defer any payment of loan request, Net Cash Value, or Net Death Benefit until such check or draft has been honored by the bank on which is was drawn.

                                   OWNERSHIP

RIGHTS OF OWNER

While the Insured is alive, the Owner may exercise all of the rights granted by this Policy.

CHANGE OF OWNER AND CONTINGENT OWNER

The Owner may choose a new Owner or choose or change a Contingent Owner at any time while the Insured is alive by filing written notice with our Home Office. A Contingent Owner is the person who will become the Owner of the Policy if the first Owner does not survive the Insured. The change will take effect on the date the notice is signed. Unless otherwise specified, the naming of a new Owner or Contingent Owner will automatically void any prior designation. We will not be liable for any payment which may have been made or action taken before the notice is recorded at our Home Office. If all Owners and Contingent Owners die before the Insured, the rights of the Owner belong to the estate of the last known living Owner/Contingent Owner.

REPORTS TO OWNER

An Annual Report will be sent after the end of each Policy Year to the Owner of this Policy. This Report will show the Cash Value and Death Benefit as of the Policy Anniversary Date. It will also show any additional premium payments, charges, and any Policy loans made during the year.

We will also send to the Owner annually a report on the Variable Account.

                                     LOANS

A Policy Loan is a charge against the Policy. Policy Loans, whether or not repaid, can have a permanent effect on Cash Value and Death Benefits.

On or after the first Policy Anniversary, the Owner may, by written request, borrow all or part of the Loan Value of the Policy by using the Policy as security. The amount available to be borrowed is the Loan Value less any indebtedness. We will not make loans of less than $500.

LOAN ALLOCATION

Policy loans will reduce the Policy's values in the subaccount(s) proportionately unless You request a different allocation. An amount equal to the loan amount will:

     1)   be transferred from the subaccount(s) to our General Account; and

     2) earn interest at a rate of 5% per year net of the Administration Charge, and the Mortality and Expense Risk Charge.

Interest earned will be transferred on each Policy Anniversary to the subaccount(s) in proportion to the Policy's values in the subaccounts.

INTEREST ON LOANS

Policy loans bear interest at:

     1) 5.5% per year on the portion of the loan(s) up to the amount of the Accumulated Value less 95% of the premium(s) paid, and

     2) 7.5 % per year on the portion of the loan(s) in excess of the above amount.

The above interest rates are simple interest in arrears due on each Policy Anniversary. The applicable interest rate on loans will be determined when the loan is made, and redetermined on each Policy Anniversary. Interest not paid when due will result in a new loan on the Policy Anniversary.

If the loan and accrued interest exceed the Net Cash Value, the Grace Period provision will apply. The Policy may terminate in accordance with that provision.

LOAN REPAYMENT

Policy loans may be repaid to Us at any time in whole or in part. An amount equal to the amount of loan repayment will be transferred from the General Account to the subaccount(s) in proportion to the Policy's values in the subaccount(s) unless You request otherwise.

                             BENEFICIARY PROVISIONS

BENEFICIARY DESIGNATION

The Beneficiary will be as shown in the Application unless changed as provided in this Policy. If the Beneficiary is a partnership, the Net Death Benefit will be paid to the partnership as it existed when the Insured died. If no Beneficiary has been named, the Owner shall be the Beneficiary.

CHANGE OF BENEFICIARY

The Owner may change the Beneficiary by filing a written notice with Us while the Insured is living. A Beneficiary named irrevocably may not be changed without the written consent of that Beneficiary. When recorded by Us at our Home Office, the change will take effect on the date the notice was signed. Any Net Death Benefit paid before We record a change of Beneficiary will not be subject to that change.

SIMULTANEOUS DEATH

If no Beneficiary is living at the time of the Insured's death, the Owner will be the Beneficiary. If the Beneficiary dies at the same time as or within 30 days after the Insured, the Net Death Benefit will be paid as if the Beneficiary had died first. This is assuming that no Net Death Benefit has yet been paid by Us. If the Owner is not living, the Net Death Benefit will be paid to the estate of the Owner.

PROTECTION OF DEATH BENEFIT

Except as permitted by law, no payment of the Net Death Benefit or interest will be subject to the claim of creditors of the Beneficiary or to legal process against the Beneficiary.

                           PAYMENT OF CLAIM BENEFITS

PAYMENT OF BENEFIT

The Net Death Benefit will be paid to the Beneficiary when We receive proof of the Insured's death.

PROOF OF DEATH

Proof of death satisfactory to Us must be submitted to Us at our Home Office. Claim forms will be made available to the Beneficiary upon request. All payments by Us are payable at our Home Office or by mail from our Home Office.

DEATH BENEFIT AMOUNT

The Death Benefit will be the greater of the following:

a)     the Initial Death Benefit shown on page 2;

b)     the Minimum Death Benefit which is described below;

c)     the Variable Death Benefit described below.

MINIMUM DEATH BENEFIT

On  the  Effective Date, the Minimum Death Benefit is the Initial Death Benefit.
To the extent any additional premiums cause the total premiums paid to exceed the Guideline Single Premium, the Minimum Death Benefit will be increased. The amount of increase will be the amount of excess premium times a factor shown on page 24 for the age of the Insured on the date the premium was received.

The factors shown on page 24 are for Insureds in a standard underwriting class. Charges for other classes are a multiple of the charges on page 24 and will be supplied by Us upon request.

VARIABLE DEATH BENEFIT

The amount of the Variable Death Benefit is the Accumulated Value on the date of death multiplied by the factor appearing on the following page at the Insured's then attained age.

                              DEATH BENEFIT FACTOR

  Attained                    Attained                       Attained
    Age*         Factor         Age*            Factor         Age*       Factor
     1            2.50          34               2.50          67          1.18
     2            2.50          35               2.50          68          1.17
     3            2.50          36               2.50          69          1.16
     4            2.50          37               2.50          70          1.15
     5            2.50          38               2.50          71          1.13
     6            2.50          39               2.50          72          1.11
     7            2.50          40               2.50          73          1.09
     8            2.50          41               2.43          74          1.07
     9            2.50          42               2.36          75          1.05
     10           2.50          43               2.29          76          1.05
     11           2.50          44               2.22          77          1.05
     12           2.50          45               2.15          78          1.05
     13           2.50          46               2.09          79          1.05
     14           2.50          47               2.03          80          1.05
     15           2.50          48               1.97          81          1.05
     16           2.50          49               1.91          82          1.05
     17           2.50          50               1.85          83          1.05
     18           2.50          51               1.78          84          1.05
     19           2.50          52               1.71          85          1.05
     20           2.50          53               1.64          86          1.05
     21           2.50          54               1.57          87          1.05
     22           2.50          55               1.50          88          1.05
     23           2.50          56               1.46          89          1.05
     24           2.50          57               1.42          90          1.05
     25           2.50          58               1.38          91          1.04
     26           2.50          59               1.34          92          1.03
     27           2.50          60               1.30          93          1.02
     28           2.50          61               1.28          94          1.01
     29           2.50          62               1.26          95          1.01
     30           2.50          63               1.24          96          1.01
     31           2.50          64               1.22          97          1.01
     32           2.50          65               1.20          98          1.01
     33           2.50          66               1.19          99          1.01

                        ADDITIONAL DEATH BENEFIT FACTOR
                               Per $1.00 Premium

    Att          Att
    Age         Male         Female          Age       Male       Female

     1        18.53567     23.15836          41       4.20396     5.07620
     2        17.97524     22.47438          42       4.04509     4.88548
     3        17.39858     21.77051          43       3.89337     4.70391
     4        16.82839     21.06406          44       3.74863     4.53037
     5        16.26055     20.36155          45       3.61040     4.36425
     6        15.69205     19.66842          46       3.47849     4.20527
     7        15.12729     18.97891          47       3.35243     4.05289
     8        14.56408     18.30465          48       3.23195     3.90660
     9        14.00838     17.63704          49       3.11670     3.76641
     10       13.46500     16.98611          50       3.00653     3.63205

     11       12.93612     16.34693          51       2.90116     3.50341
     12       12.42910     15.72520          52       2.80061     3.38011
     13       11.94797     15.12737          53       2.70475     3.26202
     14       11.49789     14.55423          54       2.61349     3.14905
     15       11.07796     14.00431          55       2.52673     3.04092
     16       10.68981     13.48414          56       2.44420     2.93733
     17       10.32777     12.98123          57       2.36568     2.83779
     18        9.98733     12.50150          58       2.29082     2.74186
     19        9.66212     12.03818          59       2.21939     2.64911
     20        9.34855     11.59188          60       2.15117     2.55949

     21        9.04292     11.16060          61       2.08608     2.47291
     22        8.74293     10.74165          62       2.02403     2.38956
     23        8.44682     10.33786          63       1.96500     2.30975
     24        8.15441      9.94582          64       1.90897     2.23373
     25        7.86568      9.56791          65       1.85586     2.16146
     26        7.58066      9.20119          66       1.80553     2.09279
     27        7.30044      8.84768          67       1.75776     2.02735
     28        7.02634      8.50485          68       1.71235     1.96476
     29        6.75902      8.17498          69       1.66909     1.90462
     30        6.49932      7.85691          70       1.62785     1.84674

     31        6.24754      7.55017          71       1.58861     1.79115
     32        6.00449      7.25480          72       1.55142     1.73802
     33        5.76985      6.97031          73       1.51634     1.68755
     34        5.54411      6.69624          74       1.48347     1.63998
     35        5.32708      6.43323          75       1.45280     1.59538
     36        5.11874      6.18101          76       1.42420     1.55363
     37        4.91901      5.93925          77       1.39749     1.51458
     38        4.72789      5.70814          78       1.37242     1.47793
     39        4.54514      5.48722          79       1.34872     1.44341
     40        4.37061      5.27671          80       1.32623     1.41083

                              BASIS OF CALCULATION

RESERVES AND CASH VALUES

The Commissioner's 1980 Standard Ordinary Mortality Table will be used to establish the reserves and Cash Values. All deaths are assumed to occur at the end of the Policy Month.

The reserves under the Policy are not less than the minimum required by the insurance laws of the state in which this Policy has been issued. A detailed statement of the method of calculation of the nonforfeiture values and reserves has been filed with the insurance official of the state in which the Policy is delivered.

GENERAL ACCOUNT CALCULATIONS

All calculations are based on interest at a rate not in excess of the rate determined by the 1980 amendments to the NAIC Standard Valuation Law.

VARIABLE ACCOUNT CALCULATIONS

In computing Cash Values and reserves in the Variable Account, the method used is:

     a) in accordance with actuarial procedures that recognize the variable nature of the account;

     b) such that the Cash Value and reserves will be at least equal to the minimum Cash Values and reserves required for an equivalent general account Policy if the investment experience for all subaccounts, at all times from the Policy Date, less the Policy Administration and Mortality and Expense Risk charges is equal to 5% compounded annually.

                        CALCULATION OF ACCUMULATED VALUE

HOW ACCUMULATED VALUE IS CALCULATED

On the Effective Date, the Accumulated Value equals the first net premium less the Cost of Insurance charge for the first Policy Month. The Accumulated Value of the Policy can thereafter be determined on each Valuation Date as follows:

     a)   The Accumulated Value on the prior Valuation Date; plus

     b) The sum of the following for the Valuation Period (which may be positive or negative):

          1) The total net investment experience of the Policy's value in the elected subaccount(s). For each subaccount, the net investment experience is the Policy's value in the subaccount as of the prior Valuation Date times the percentage change in the net asset value of the shares of the designated fund. It is adjusted for any distributions made during the Valuation Period;

          2) Interest credited on the Policy's value in the General Account (if there is a loan);

          3) Any charge for tax liability resulting from assets held by the Variable Account;

          4)   Contract Administration Charges;

          5)   Mortality and Expense Risk Charges;

          6)   Premiums received less premium taxes;

          7) The monthly charge for Cost of Insurance if a Policy Month began during the Valuation Period; and

          8)   Any charge for transfers.

ACCOUNTING PROCEDURES

The Policy's value in each subaccount is maintained in units. A unit value is determined for each Valuation Date. The Policy's value in any subaccount is the number of units times the unit value.

Changes in the net asset value of the designated fund, distributions of the fund, and tax charges with respect to a fund for the Valuation Period are taken into account in computing the unit value for each subaccount.

Administration Charges and Mortality and Expense Risk Charges are accounted for by a deduction each Valuation Period from the unit values.

All additions to or deductions from a subaccount are made on the basis of the unit value as of the end of the Valuation Period for which the transaction is to be effective.

The General Account is maintained in dollars and cents.